SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant:	☒

Filed by a Party other than the Registrant:	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Materials Pursuant to § 240.14a-11(c) or § 240.14a-12

FIRSTPLUS Financial Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):
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☐	Fee paid previously by written preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following is a letter from the registrant to its shareholders appearing on the registrant’s website located at www.firstplusgroup.com.

Please see the registrant’s Form 8-K filed with the Securities and Exchange Commission on November 14, 2005 for updates regarding the scheduling of the meeting date.

To Our Valued Shareholders:

On September 22, 2005, FIRSTPLUS filed our Form 10-KSB, various exhibits and our proxy statements with the SEC. The entire filing consisted of over 350 pages of material. To accomplish this enormous endeavor required countless hours of dedicated labor from our accountants and attorneys. Their efforts can not go unnoticed.

We have received many e-mails from shareholders inquiring when we were going to file our audited financial statement. Due to SEC regulations, prior to filing the Form 10KSB we were unable to discuss the contents of the financial statement and proxy notice. To ensure that an innocent comment would not be taken out of context or provide false impressions, we choose not to respond to e-mails until the above referenced information was made public.

It has come to our attention that inaccurate and unauthorized information has been released without supporting factual data. When this occurs speculation runs rampant, opinions are formed and conjecture becomes misleading facts.

I do not monitor, participate in or post comments in internet chat rooms, but what has been brought to my attention is just short of shameful. Truth and accuracy seem to have become the casualties. In our communications with shareholders, it appears that the chat room discussions are responsible for a great deal of confusion as to FIRSTPLUS, including:

•	which entity filed bankruptcy,
•	a misunderstanding of the trustee responsibilities for the Grantor Trust established by FIRSTPLUS,
•	serious misinformation regarding creditor claims,
•	a lack of understanding of FIRSTPLUS’ role in the previously securitized loan pools that had been sold in the marketplace, and
•	unfounded accusations about current management.

I have made it known that I will answer e-mails providing the e-mails are not inflammatory in nature, factually inaccurate or meant to incite controversy. Recently I responded to an e-mail from a shareholder and posted my response to our website. To protect his identity I referred to sender as Rick. If I were to disclose his identity I am confident many shareholders would know him. If, however, he decided to disclose his identity I would support him.

FIRSTPLUS stands firm with the answers provided in the aforementioned response. There are funds available for immediate distribution to shareholders. Unfortunately the distribution of these funds is being blocked by the original trustee of the Grantor Trust, with the apparent guidance and encouragement of Dan Martin and Robert Davis, his brother, and others working closely in concert with him.

Our offices are in Irving, Texas and since December 2003. There has not been a request to visit our offices. Nor have there been many calls from shareholders. I have received calls from several shareholders and have returned those calls.

FIRSTPLUS has creditors with legitimate claims that predate the creation of the Grantor Trust. Without the agreements with creditors, FIRSTPLUS would have been forced into bankruptcy many years ago. The Grantor Trust was created to protect the value for creditor claims and the value for shareholders with provisions for multiple trustees.

With the creativity of its management team, FIRSTPLUS skillfully avoided bankruptcy. This carefully crafted strategy provided us an opportunity to survive. The upside for FIRSTPLUS is we are able to manage the remaining creditor claims, make a long anticipated distribution to shareholders and re-enter the market place. There have been comments that some shareholders want to distribute all funds and liquidate the company. I am confident that most shareholders have not held their stock just to liquidate the company.

FIRSTPLUS is prepared to re-enter the market place with the confidence to succeed. We have a solid network and alliances in major markets that have been anticipating our reemergence. The consumer finance industry has been profiting over the past few years and FIRSTPLUS is prepared to engage in that market. Some shareholders refuse to visualize the enormous possibilities and resources available to FIRSTPLUS. Our only response to those nonbelievers is simply this, we started this company with two people and a vision. Within a few short years we ascended to the pinnacle of the consumer finance industry. That is the company that our shareholders invested in.

We realize that shareholders seek value in their investments and they want their investments to appreciate. Together we can make that into a reality.

Jack (J.D.) Draper

President/CEO

FIRSTPLUS Financial Group, Inc.

FIRSTPLUS Financial Group, Inc. has filed a definitive proxy statement with the Securities and Exchange Commission relating to its solicitation of proxies for the Company’s 2005 Special Meeting of Shareholders previously scheduled for November 16, 2005. In addition, the Company’s Form 8-K filed with the Securities and Exchange Commission contains important information regarding the continuance of the Special Meeting.

FIRSTPLUS Financial Group, Inc. stockholders are urged to read the Company’s proxy statement because it contains important information. FIRSTPLUS Financial Group, Inc. stockholders will be able to obtain a copy of the proxy statement, and any other relevant documents, for free at the Securities and Exchange Commission’s web site located at www.sec.gov. FIRSTPLUS Financial Group, Inc. stockholders will also be able to obtain a free copy of the proxy statement, and other relevant documents, by contacting FIRSTPLUS Financial Group, Inc. at:

FIRSTPLUS FINANCIAL GROUP, INC.

5100 N. O’Connor Boulevard, 6th Floor

Irving, Texas 75039

All of the FIRSTPLUS Financial Group, Inc. directors (Robert P. Freeman, John R. Fitzgerald, Daniel T. Phillips and David B. Ward) and its sole executive officer (Jack (J.D.) Draper) will be deemed to be participants in the Board’s solicitation of proxies. A description of the direct and indirect interests, by security holdings or otherwise, of these participants in the Board’s solicitation of proxies are set forth in the proxy statement filed by FIRSTPLUS Financial Group, Inc. with the Securities and Exchange Commission in connection with the Special Meeting.